Exhibit 99.1

Quarter-To-Date
Sales Update

November 20, 2006

	October 2006
	% Change
	vs.
	Prior Year	Commentary
Consolidated Sales	20%	Increase reflects strong volume growth and improved pricing across most businesses. Natural gas impact (7%), currency +2%. Prior year excludes Amines.

Merchant Gases	25%	Sales increased on solid demand and improved pricing in all major regions. NA, Europe & Asia all up >20%. NA 2005 impacted by hurricane disruptions.

Tonnage Gases	5%	Sales increased due to the addition of 6 new plants in 2006 and hurricane disruptions in 2005. Natural gas pricing, down more than 50%, impacted sales growth by (26%).

Electronics and Performance Materials	30%	Sales increased significantly in both businesses driven by
underlying industry growth. Electronics sales were higher
across all offerings, particularly strong equipment orders.
Performance Materials sales benefited from record Epoxy
		Additives demand and the Tomah acquisition.

Healthcare	15%	Sales increased primarily due to the UK respiratory care contact. US business improved sequentially.

Note: We are providing this information at the request of financial analysts and investors who have indicated that it would assist them in understanding recent business trends at Air Products. This information is based on current estimates and data that we believe in our judgment to be reliable. Please keep in mind that sales are not the only factors that determine future financial performance. Many other factors including raw material, energy, distribution and overhead costs and other price changes also influence results.